EXHIBIT-99.B
NIPSCO Industries, Inc.

        The above-named claimant has caused this statement to be duly executed on its behalf by its authorized officer on the 27th day of February, 1998.

                                  NIPSCO Industries, Inc.

                                  By  /s/ Nina M. Rausch
                                    ----------------------------

Corporate Seal                      Nina M. Rausch
Attest:                             Secretary

Nina M. Rausch
Secretary


Name, title and address of officer to whom notices and correspondence concerning this statement should be addressed:

                          Stephen P. Adik
                          Executive Vice President and
                          Chief Financial Officer and Treasurer
                          NIPSCO Industries, Inc.
                          801 E. 86th Avenue
                          Merrillville, Indiana  46410